Exhibit 99.1
GRAND CANYON EDUCATION, INC.
Annual Cash Incentive Plan
I. PLAN OBJECTIVE
The Grand Canyon Education, Inc. Annual Cash Incentive Plan (the “Plan”) is an annual cash bonus program designed to motivate eligible participants to achieve financial and strategic objectives of Grand Canyon Education, Inc. (the “Company”). The Plan is intended to satisfy the applicable provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 162(m)”), with respect to participants who are Covered Employees.
II. PLAN ADMINISTRATOR
(a) The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. The Committee shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m). The Committee may delegate responsibility for plan administration to a designee; provided, however, the Committee may not delegate its responsibility regarding the grant and administration of awards which are intended to qualify as performance-based compensation under Section 162(m). The term “Plan Administrator” as used herein shall mean the Committee or its designee.
(b) The Plan Administrator shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select participants in the Plan, to determine each participant’s target award, to approve all of the awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that only the Committee shall have authority to amend or terminate the Plan, and the Plan Administrator shall not be authorized to increase the amount of the award payable to a Covered Employee that would otherwise be payable pursuant to the terms of the Plan. The Plan Administrator’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the participants in the Plan and their respective beneficiaries.
III. ELIGIBILITY
Subject to such limitations or restrictions as the Plan Administrator may impose, the individuals eligible to participate in the Plan shall be regular employees of the Company and its subsidiaries, if any.
The Plan Administrator shall select the actual individuals who shall participate in the Plan for each Plan Year; provided that such selection with respect to those individuals who are Covered Employees shall be designated in writing no later than the Section 162(m) Designation Date.

IV. PERFORMANCE GOALS
(a) For each Plan Year for which awards are to be made under the Plan, the Plan Administrator will pre-establish the performance goal(s) to be achieved in order for any awards to be payable for that Plan Year and the threshold, target and maximum bonus amounts that may be paid if the performance goals are met; provided that with respect to those individuals who are Covered Employees the applicable performance goal(s) shall be established by the Plan Administrator in writing no later than the Section 162(m) Designation Date and otherwise in accordance with the requirements of Section 162(m).
(b) The performance goal(s) for participants who are Covered Employees will be based on one or more of the following business or operational criteria:
•	revenue targets;
•	Adjusted EBITDA targets (as such term is defined from time to time in the Company’s periodic reports as filed with the Securities and Exchange Commission);
•	return measures (including, but not limited to, return on assets, capital, investment, equity or sales, and total stockholder return);
•	earnings per share;
•	net income (before or after taxes) or operating income;
•	budget comparisons;
•	regulatory compliance;
•	productivity improvements;
•	measures of student satisfaction or achievement;
•	any combination of, or a specified increase in, any of the foregoing; and
•	the completion of corporate transactions intended to enhance the Company’s revenue or profitability.
Each of these measures will be defined by the Plan Administrator on a corporation, subsidiary, group or division basis and may be stated as an absolute value or as a value determined relative to a budget, an index or the performance of other entities and may include or exclude specified extraordinary items, as determined by the Plan Administrator.
(c) The specific goals for participants who are not Covered Employees may be based on the foregoing criteria or any other criteria determined by the Plan Administrator.
(d) Anything herein to the contrary notwithstanding, no performance goal for any participant may be used that would result in a payment being made under this plan that is based in any part, directly or indirectly, upon success in securing student enrollments or the award of financial aid in violation of applicable law.

V. TARGET BONUS LEVELS
(a) The Plan Administrator shall specify the threshold, target and maximum credited performance level(s) to be achieved with respect to the applicable performance goal(s) determined in accordance with Article IV, and the bonus amounts for each participant in the Plan that will be paid upon the attainment of the specified levels of achievement of the performance goal(s); provided that, with respect to those individuals who are Covered Employees, the Plan Administrator’s specification shall be made in writing no later than the Section 162(m) Designation Date. The Plan Administrator may also establish individual performance goals for each participant.
(b) Each participant will earn a bonus for a Plan Year based on the achievement of the performance goal(s) established by the Plan Administrator. The Plan Administrator may adjust, upward or downward, the bonus amount for each participant who is not a Covered Employee, based on the Plan Administrator’s determination of the participant’s achievement of personal and other performance goals established by the Plan Administrator and other factors as the Plan Administrator determines. The Plan Administrator may reduce (but not increase) the bonus amount for each Covered Employee based on the Plan Administrator’s determination of the participant’s achievement of personal and other performance goals established by the Plan Administrator and other factors as the Plan Administrator determines.
(c) Unless determined otherwise by the Plan Administrator, the target bonus amounts will be expressed as either an absolute dollar amount or a percentage of a participant’s base salary. In no event may the bonus paid to a participant for a Plan Year exceed two hundred percent (200%) of the participant’s base salary for the Plan Year.
(d) The maximum amount of compensation that a Covered Employee may receive under the Plan for any Plan Year is $2,000,000.
VI. PAYMENT OF BONUSES
(a) The Plan Administrator shall certify in writing the actual extent to which the applicable performance goal(s) have been achieved for the Plan Year and announce to the participants the bonus amounts that will be paid by the Company as soon as practicable following the final determination of the Company’s financial results for the Plan Year. Payment of the bonuses certified by the Plan Administrator shall be made in a single lump sum cash payment as soon as practicable following such certification but in any event no later than the 15th day of the third month following the end of the Plan Year. However, the Plan Administrator may provide with respect to participants, including Covered Employees, for periodic payments of bonuses based on achievement of the applicable performance goal(s) for one or more interim periods during a Plan Year (each an “Interim Performance Period”), as the Plan Administrator determines.
(b) Participants must be employed on the last day of the Plan Year or Interim Performance Period, as applicable, to be eligible for a bonus payment under the Plan, except as described in subsections (c) and (d) below.

(c) Participants who terminate employment prior to the last day of the Plan Year or Interim Performance Period, as applicable, will not be eligible for any bonus payment for that Plan Year or Interim Performance Period. However, the Plan Administrator shall have the discretion to authorize a full or partial payment of the bonus to which the participant would have actually become entitled had such individual continued in employee status through the payment date, should such individual’s employment terminate prior to such date by reason of his or her death, disability, retirement or involuntary termination due to a reduction in force, departmental reduction or job reduction that occurs after at least six (6) months of service during the Plan Year. The bonus amounts in these cases will be based on the achievement of the performance goal(s) for the entire Plan Year or Interim Performance Period, as applicable, and the participant’s actual level of individual performance. Such bonus amounts may be prorated based on the period of the participant’s actual employment during the Plan Year. Payment will be made in a single payment at the same time as all other bonuses for the Plan Year or Interim Performance Period, as applicable, are distributed.
(d) In the case of the death of a participant, any bonus payable to the participant shall be paid to his or her beneficiary named under the Company-sponsored life insurance plan. If no life insurance beneficiary is designated, the beneficiary will be the decedent’s estate.
(e) The Plan Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees, consistent, in the case of a Covered Employee, with Section 162(m).
VII. CHANGES TO PERFORMANCE GOALS AND TARGET AWARDS
At any time prior to the final determination of bonuses earned, for participants other than Covered Employees, the Plan Administrator may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature. The Plan Administrator may make the foregoing adjustments with respect to Covered Employees’ awards to the extent the Plan Administrator deems appropriate, provided that the pre-established terms of the award contemplate the specific adjustment(s) to be made and the adjustment(s) otherwise conform to the requirements of Section 162(m).
VIII. DEFERRALS
Participants who are eligible to participate in any deferred compensation plan of the Company, if any, may elect to defer all or a portion of the payment of their Plan awards to the extent and in accordance with the requirements of such deferral plan.

IX. AMENDMENT AND TERMINATION
Notwithstanding the above, the Committee, at its sole discretion, may amend, modify or change the Plan or its implementation at any time, including, but not limited to, revising performance targets, bonus multipliers, strategic goals and objectives and actual bonus payments. However, such amendment shall not occur without the appropriate approval of the Company’s stockholders, if such approval is required by Section 162(m). The Committee may terminate the Plan at any time.
X. MISCELLANEOUS
(a) The following definitions shall apply:
(i) “Covered Employee” means a participant who is or may reasonably be expected to become as of the last day of the applicable Plan Year one of the group of “covered employees” as defined in the regulations promulgated under Section 162(m), or any successor statute.
(ii) “Plan Year” means the calendar year beginning January 1 and ending December 31.
(iii) “Section 162(m) Designation Date” means the earlier of (A) the date 90 days after the period of service to which the performance goal(s) relates or (B) the date on which 25% of the period of service to which the performance goal(s) relates has elapsed, and in any event at a time when the outcome of the performance goal(s) remains substantially uncertain.
(b) Neither the establishment of the Plan, nor any action taken hereunder, shall be construed as giving any participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the Plan, and no action taken pursuant to the Plan, shall affect the right of the Company to terminate a participant’s employment at any time and for any or no reason. The Company is under no obligation to continue the Plan.
(c) A participant’s right and interest under the Plan may not be assigned or transferred, except upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay awards with respect to the participant. The Company’s obligations under the Plan may be assigned to any corporation which acquires all or substantially all of the Company’s assets or any corporation into which the Company may be merged or consolidated.

(d) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company’s obligations hereunder shall constitute a general, unsecured obligation; awards shall be paid solely out of the Company’s general assets, and no participant shall have any right to any specific assets of the Company.
(e) The Company shall have the right to deduct from awards any and all federal, state and local taxes or other amounts required by law to be withheld.
(f) The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws.